Exhibit 99

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 15, 2006, by and between PRIMEDIA Inc., a Delaware corporation (“Company”), and Steven R. Parr, an individual resident of  New Jersey (“Employee”).

WHEREAS, Company wishes to retain Employee in its employ; and

WHEREAS, Employee desires to be retained by Company pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.             Services.  The Company hereby retains Employee, and Employee hereby agrees to be retained by the Company, as President PRIMEDIA Enthusiast Media and Senior Vice President of the Company with duties and responsibilities subject to the management and direction of the Company’s officers and directors.  Employee agrees to devote 100% of his professional time to this position and will perform his duties to the best of his abilities.

2.             Compensation and Benefits.

(a)           Base Salary.  Employee shall be paid an aggregate annual base salary equal to $600,000 subject to periodic reviews. In addition, Employee shall participate in the Company’s Executive Incentive Compensation Plan (“EICP”) at a target percentage of annual earned base salary which shall be no less than sixty (60%) percent, starting with the full 2006 calendar year.

(b)           Benefits.  During the term of this Agreement, Company shall provide Employee with benefits commensurate with those provided to Company employees generally, including, without limitation, eligibility for (i) coverage under the PRIMEDIA Health and Welfare Plan if Employee elects such coverage (a portion of the premiums under this plan are paid for by Employee through salary deductions) and (ii) participation in the PRIMEDIA Thrift and Retirement Plan.

3.             Term and Termination.

(a)           Term.  The term of this Agreement shall commence as of the date hereof (the “Commencement Date”), and shall continue in effect through May 31, 2008 unless earlier terminated in accordance with Section 3(b).

(b)           Early Termination Due to Death, Disability or For Cause.

(i)            This Agreement:

(A)          shall terminate automatically upon Employee’s death;

(B)           may be terminated by the Company upon Employee incurring a “Permanent Disability” which shall mean a disability which renders Employee unable by reason of physical or mental illness, to perform the services specified herein in a reasonably professional manner for a period of more than three consecutive months, as reasonably determined by Company’s management; and

(C)           may be terminated by the Company for “Cause” which shall mean any intentional act of dishonesty committed by you in connection with your employment, substance abuse, conviction of a felony, behavior injurious to the Company, the willful or repeated failure or refusal to perform your duties or gross insubordination.

(ii)           Amounts Payable Upon Early Termination.    In the event that this Agreement shall terminate pursuant to any of the provisions of Section 3(b) hereof, Employee shall be entitled to receive only any outstanding salary for time actually worked, and actual business expenses incurred subject to Company’s regular approval process.

(c)             Termination Without Cause. The Company reserves the right to terminate Employee’s employment at any time for any reason.  In the event the Company terminates Employee’s employment for any reason other than as described in Section 3(b), and provided that Employee executes a separation and release agreement in the form then being used by the Company, (i) if the termination is during the term of this Agreement, Employee shall be entitled to receive the greater of (A) the remaining amounts due under this Agreement less applicable withholding taxes which shall mean (1) base salary from the date of termination up to and including May 31, 2008, plus (2)

Employee’s EICP target bonus for calendar years 2006 and 2007 plus (3) Five-Twelfths (5/12) of Employee’s EICP target bonus for calendar year 2008; or (B) an aggregate amount equal to (1) 12 month’s base salary at the rate being paid on the date of termination plus (2) Employee’s EICP target bonus for the calendar year in which such termination occurs; (ii) if the termination is after the term of this Agreement, the amount set forth in subsection (c)(i)(B) above.

4.             Expenses.  The Company shall reimburse Employee for all reasonable and customary out-of-pocket travel and entertainment expenses incurred in the performance of her duties hereunder provided such expenses have been approved in advance by Employee’s supervisor or are in accordance with a budget that has been so approved.

5.             Confidentiality/Non-Compete. Employee shall not, directly or indirectly, divulge, publish or otherwise reveal to any person, firm, corporation or other entity for any reason or purpose whatsoever, any confidential information related to the Company, except as demanded under power of subpoena or court order, as otherwise required by law, or as authorized in writing by the Company provided that Employee shall give the Company prompt written notice of any subpoena or court order or other legal requirement so that the Company may seek a protective order.  Confidential information shall not include any information that, at the time of disclosure, is generally available to the public.

6.             Specific Performance.  The parties acknowledge that there may be no adequate remedy at law for a breach by Employee of Section 5 of this Agreement and that money damages may not be an adequate remedy for such breach.  Therefore, Employee agrees that the Company shall have the right, in addition to any other rights it may have, to injunctive relief and specific performance of such Section in the event of any breach by the Employee.  The remedy set forth in the preceding two sentences is cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

7.             Governing Law.  This Agreement shall be governed and interpreted and enforced in accordance with the laws of New York.

8.             Miscellaneous.

(a)           Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

(b)           This Agreement shall not be assignable by either party except that the Company may assign its rights and obligations hereunder to any of its sister companies or subsidiaries or to any successor in interest, provided that such assignment shall not result in any change in the terms of this Agreement and Company shall remain secondarily liable for its obligations hereunder.

(c)           This instrument contains the entire agreement and understanding of the parties hereto and supercedes all other agreements, oral or written, concerning the subject matter hereof, including, without limitation, Employee’s severance letter dated

March 22, 2004, which is hereby terminated as of the date hereof.  This Agreement may not be changed except by an agreement in writing signed by both parties.

(d)           If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder of the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.

PRIMEDIA Inc.

By:	/s/ Michaelanne C. Discepolo
Name:	Michaelanne C. Discepolo
Title:	Executive Vice President, Human Resources

/s/ Steven R. Parr
Steven R. Parr